Exhibit 3.1B

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CONSOL RESOURCE PARTNERS LP

        The undersigned, desiring to amend the Certificate of Limited Partnership of CONSOL Resource Partners LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Partnership is CONSOL Resource Partners LP.

        SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows: The name of the Partnership is “CNX Coal Resources LP”.

        IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 20th day of March, 2015.

CONSOL Resource GP LLC

/s/ Martha Wiegand
Martha Wiegand, Authorized Representative